Exhibit 99.1
Tilly’s, Inc. Announces Fiscal 2018 Second Quarter Results
Second Quarter Comp Store Net Sales Increase 4.4%
EPS of $0.33; Non-GAAP EPS of $0.29 Excluding Legal Matter
Introduces Fiscal 2018 Third Quarter Outlook

Irvine, CA – August 29, 2018 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the second quarter and first half of fiscal 2018 ended August 4, 2018.

“Tillys delivered its strongest comparable store net sales result since the third quarter of fiscal 2016, and we believe we have our e-com business back on track," commented Ed Thomas, President and Chief Executive Officer. "The back-to-school season is off to a strong start, and we feel optimistic about the back half of fiscal 2018."

Second Quarter Results Overview
The following comparisons refer to operating results for the second quarter of fiscal 2018 versus the second quarter of fiscal 2017 ended July 29, 2017:

•
Total net sales were $157.4 million, an increase of $18.6 million, or 13.4%, from $138.8 million last year. As a result of the calendar shift impact of last year's 53rd week in the retail calendar, which caused a portion of the back-to-school season to shift into the second quarter, approximately $12.3 million of comparable net sales were realized in the second quarter this year rather than in the third quarter. The remaining net sales increase of approximately $6.3 million was primarily attributable to increased comparable store net sales and net sales from five net new stores.

•
Comparable store net sales, which includes e-commerce net sales, increased 4.4% in total. Comparable store net sales in physical stores increased 3.8%. E-commerce net sales increased 8.1%. Comparable store net sales increased 2.1% in the second quarter last year.

•
Gross profit was $50.1 million, an increase of 22.4% from $40.9 million last year, primarily due to the calendar shift noted above and increased comparable store net sales. Gross margin, or gross profit as a percentage of net sales, increased to 31.8% from 29.5% last year. This 230 basis point improvement in gross margin was primarily attributable to leveraging lower total occupancy costs on higher total net sales. Product margins were approximately flat.

•
Selling, general and administrative expenses ("SG&A") were $37.6 million, or 23.9% of net sales, compared to $42.2 million, or 30.4% of net sales, last year. Last year's SG&A included an estimated $6.2 million provision related to a legal matter. This year's SG&A includes a $1.5 million reduction to this same provision as a result of the final settlement of the related legal matter in early August 2018. Taken together, these legal matter impacts accounted for 540 basis points of the total 650 basis point improvement in SG&A. The remaining 110 basis point improvement in SG&A was primarily due to leveraging store and corporate payroll costs against higher total net sales. On a non-GAAP basis, excluding the noted legal matter impacts from both years, SG&A increased to $39.1 million, or 24.8% of net sales, compared to $36.0 million, or 25.9% of net sales, last year. Primary dollar increases in SG&A were attributable to certain marketing and other selling expenses associated with a portion of the back-to-school season shifting from the third quarter to the second quarter, store payroll increases due to higher net sales and minimum wage increases, and corporate bonus provision increases due to improved year-over-year operations.

•	Operating income was $12.5 million, or 7.9% of net sales, compared to an operating loss of $(1.2) million, or (0.9)% of net sales, last year. Of this $13.7 million improvement in year-over-year operating income, approximately $7.6 million was attributable to the aggregate year-over-year impact of the legal matter noted above, approximately $4.2 million was attributable to the retail calendar shift impact noted earlier, and approximately $1.9 million was attributable to increased comparable store net sales results. On a non-GAAP basis, excluding the legal matter impacts from both years, operating income was $11.0 million, or 7.0% of net sales, compared to $4.9 million, or 3.5% of net sales, last year.

•
Income tax expense was $3.3 million, or 25.3% of pre-tax income, compared to income tax benefit of $(0.4) million, or 42.8% of pre-tax loss last year. Income tax expense/(benefit) includes certain discrete items associated with employee stock-based award activity in both periods.

•
Net income was $9.7 million, or $0.33 per diluted share, compared to a net loss of $(0.6) million, or $(0.02) per share, last year. Of the $0.35 improvement in year-over-year earnings per share, approximately $0.17 was attributable to the aggregate legal matter impacts noted above, approximately $0.10 was attributable to the retail calendar shift impact noted earlier, and the remaining $0.08 was due to improved operating results. On a non-GAAP basis, excluding the impacts of the legal matter from both years, net income was $8.6 million, or $0.29 per diluted share, compared to net income of $3.1 million, or $0.11 per diluted share, last year.

First Half Results Overview
The following comparisons refer to operating results for the first half of fiscal 2018 versus the first half of fiscal 2017 ended July 29, 2017:

•
Total net sales were $281.0 million, an increase of $21.3 million, or 8.2%, from $259.8 million last year. As a result of the calendar shift impact of last year's 53rd week in the retail calendar, a net increase of approximately $15.2 million of comparable net sales were realized in the first half. The remaining net sales increase of $6.1 million was primarily attributable to increased comparable store net sales and net sales from five net new stores.

•
Comparable store net sales, which includes e-commerce net sales, increased 2.4% in total. Comparable store net sales in physical stores increased 2.7%. E-commerce net sales increased 0.9%. Comparable store net sales increased 1.4% in the first half last year.

•
Gross profit was $85.1 million, an increase of 15.2% from $73.8 million last year, primarily due to the calendar shift noted above and increased comparable store net sales. Gross margin increased to 30.3% from 28.4% last year. This 190 basis point improvement in gross margin was primarily attributable to leveraging lower total occupancy costs on higher total net sales. Product margins were flat.

•
SG&A was $71.3 million, or 25.4% of net sales, compared to $75.4 million, or 29.0% of net sales, last year. Last year's SG&A included an estimated $6.2 million provision related to a legal matter. This year's SG&A includes a $1.5 million reduction to this same provision as a result of the final settlement of the related legal matter in early August 2018. Taken together, these legal matter impacts accounted for 290 basis points of the total 360 basis point improvement in SG&A. The remaining 70 basis point improvement in SG&A was primarily due to leveraging store and corporate payroll costs against higher total net sales. On a non-GAAP basis, excluding the legal matter impacts from both years, SG&A increased to $72.7 million, or 25.8% of net sales, compared to $69.2 million, or 26.7% of net sales, last year. Primary dollar increases in SG&A were attributable to store payroll increases due to higher net sales and minimum wage increases, certain marketing and other selling expenses associated with a portion of the back-to-school season shifting from the third quarter to the second quarter, and corporate bonus provision increases due to improved year-over-year operations.

•	Operating income was $13.8 million, or 4.9% of net sales, compared to an operating loss of $(1.6) million, or (0.6)% of net sales, last year. Of this $15.4 million improvement in year-over-year operating income, approximately $7.6 million was attributable to the aggregate year-over-year impact of the legal matter noted above, approximately $5.2 million was attributable to the retail calendar shift impact noted earlier, and approximately $2.6 million was attributable to increased comparable store net sales results. On a non-GAAP basis, excluding the legal matter impacts from both years, operating income was $12.4 million, or 4.4% of net sales, compared to $4.6 million, or 1.8% of net sales, last year.

•
Income tax expense was $3.8 million, or 25.7% of pre-tax income, compared to income tax benefit of $(0.4) million, or 33.2% of pre-tax loss, last year. Income tax expense/(benefit) includes certain discrete items associated with employee stock-based award activity in both periods.

•
Net income was $10.9 million, or $0.37 per diluted share, compared to a net loss of $(0.8) million, or $(0.03) per share, last year. Of the $0.40 improvement in year-over-year earnings per share, approximately $0.17 was attributable to the aggregate legal matter impacts noted above, approximately $0.13 was attributable to the retail calendar shift impact noted earlier, and the remaining $0.10 was due to improved operating results. On a non-GAAP basis, excluding the impact of the legal matter from both years, net income was $9.8 million, or $0.33 per diluted share, compared to $3.0 million, or $0.10 per diluted share, last year.

Balance Sheet and Liquidity
As of August 4, 2018, the Company had $124.2 million of cash and marketable securities and no debt outstanding under its revolving credit facility. This compares to $109.6 million of cash and marketable securities and no debt outstanding under its revolving credit facility as of July 29, 2017. The Company paid special cash dividends to its stockholders of approximately $29.1 million and $20.1 million in the aggregate during February of 2018 and 2017, respectively.

Fiscal 2018 Third Quarter Outlook
As a result of the calendar shift impact of last year's 53rd week in the retail calendar, the Company expects its third quarter total net sales to range from approximately $145 million to $151 million based on an assumed three to six percent increase in comparable store net sales. We expect this calendar shift to result in a net decrease of approximately $13.9 million in last year's comparable sales base and approximately $0.11 of diluted earnings per share for third quarter comparability. This is due to a portion of the back-to-school season shifting into the second quarter this year versus being in the third quarter last year. The Company expects third quarter operating income to range from approximately $8.0 million to $9.5 million, and earnings per diluted share to range from $0.20 to $0.24. This outlook assumes an anticipated effective tax rate of approximately 27% and weighted average shares of approximately 30.0 million.

Pursuant to the settlement terms of the previously noted legal matter, the Company will be issuing non-transferable discount coupons to approximately 612,000 existing Tillys customers in early September 2018 which will allow for a one-time 50% discount on a single, future purchase transaction of up to $1,000.  Any unused coupons will expire upon the one year anniversary of coupon issuance.  We cannot reasonably estimate the number of coupons that will be utilized, the timing of any coupon usage, the average transaction value utilizing these coupons, or the potential impact of their usage on our reported comparable store net sales, product margins and earnings per share over the course of the next twelve months, but the potential impact could be material and adverse. In particular, we generally expect that the usage of these coupons will have a positive impact on our comparable store net sales, and a negative impact on our product margins, although we cannot reasonably estimate the magnitude of such impacts. The potential impact on our operating income will depend on a variety of factors that cannot be reasonably estimated at this time, including but not limited to the factors described above.  As a result of the uncertainty related to the potential impact of these coupons, our third quarter outlook does not contemplate any projected impacts from the future usage of these coupons.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with GAAP, the Company is providing certain non-GAAP financial measures including “non-GAAP SG&A," "non-GAAP operating income,” "non-GAAP income tax expense," "non-GAAP net income," and “non-GAAP income per diluted share.” These amounts are not in accordance with, or an alternative to, the corresponding financial measures reported in accordance with GAAP. The Company’s management believes that these measures help provide investors with insight into the underlying comparable financial results, excluding items that may not be indicative of, or are unrelated to, the Company’s core day-to-day operating results.
For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the accompanying table titled “Supplemental Financial Information; Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures” contained in this press release.
Conference Call Information
A conference call to discuss these financial results is scheduled for today, August 29, 2018, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until September 12, 2018, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13682205. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging, and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 226 total stores, including three RSQ pop-up stores, across 31 states and its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future impacts of legal settlements, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	August 4, 2018	February 3, 2018	July 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$45,638	$53,202	$43,567
Marketable securities	78,588	82,750	66,064
Receivables	11,182	4,352	6,829
Merchandise inventories	74,815	53,216	75,033
Prepaid expenses and other current assets	9,062	9,534	9,391
Total current assets	219,285	203,054	200,884
Property and equipment, net	78,906	83,321	89,130
Other assets	3,391	3,736	6,843
Total assets	$301,582	$290,111	$296,857
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,786	$21,615	$41,729
Accrued expenses	29,521	22,731	29,097
Deferred revenue	7,193	10,879	9,277
Accrued compensation and benefits	7,392	6,119	7,834
Dividends payable	—	29,067	—
Current portion of deferred rent	5,868	5,220	5,836
Current portion of capital lease obligation	—	—	386
Total current liabilities	92,760	95,631	94,159
Long-term portion of deferred rent	31,239	31,340	33,080
Other	2,236	2,715	—
Total liabilities	126,235	129,686	127,239
Stockholders’ equity:
Common stock (Class A), $0.001 par value; 100,000 shares authorized; 15,599, 14,927 and 13,864 shares issued and outstanding, respectively	15	15	14
Common stock (Class B), $0.001 par value; 35,000 shares authorized; 13,708, 14,188 and 14,958 shares issued and outstanding, respectively	14	14	15
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	146,476	143,984	139,479
Retained earnings	28,756	16,398	30,008
Accumulated other comprehensive income	86	14	102
Total stockholders’ equity	175,347	160,425	169,618
Total liabilities and stockholders’ equity	$301,582	$290,111	$296,857

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net sales	$157,406	$138,810	$281,040	$259,757
Cost of goods sold (includes buying, distribution, and occupancy costs)	107,301	97,881	195,957	185,923
Gross profit	50,105	40,929	85,083	73,834
Selling, general and administrative expenses	37,627	42,168	71,275	75,402
Operating income/(loss)	12,478	(1,239)	13,808	(1,568)
Other income, net	490	197	873	435
Income/(loss) before income taxes	12,968	(1,042)	14,681	(1,133)
Income tax expense/(benefit)	3,279	(446)	3,770	(376)
Net income/(loss)	$9,689	$(596)	$10,911	$(757)
Basic income/(loss) per share of Class A and Class B common stock	$0.33	$(0.02)	$0.37	$(0.03)
Diluted income/(loss) per share of Class A and Class B common stock	$0.33	$(0.02)	$0.37	$(0.03)
Weighted average basic shares outstanding	29,209	28,751	29,145	28,728
Weighted average diluted shares outstanding	29,681	28,751	29,567	28,728

Tilly’s, Inc.
Supplemental Financial Information
Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Selling, general and administrative expenses, as reported	$37,627	$42,168	$71,275	$75,402
Adjustment for legal settlement benefit/(provision)	1,458	(6,166)	1,458	(6,166)
Non-GAAP selling, general and administrative expenses	$39,085	$36,002	$72,733	$69,236
Operating income/(loss), as reported	$12,478	$(1,239)	$13,808	$(1,568)
Adjustment for legal settlement (benefit)/provision	(1,458)	6,166	(1,458)	6,166
Non-GAAP operating income	$11,020	$4,927	$12,350	$4,598
Income tax expense/(benefit), as reported	$3,279	$(446)	$3,770	$(376)
Adjustment for income tax effect of legal settlement (benefit)/provision (1)	(385)	2,447	(385)	2,447
Non-GAAP income tax expense	$2,894	$2,001	$3,385	$2,071
Net income/(loss), as reported	$9,689	$(596)	$10,911	$(757)
Adjustment for legal settlement (benefit)/provision	(1,458)	6,166	(1,458)	6,166
Adjustment for income tax effect of legal settlement benefit/(provision) (1)	385	(2,447)	385	(2,447)
Non-GAAP net income	$8,616	$3,123	$9,838	$2,962
Diluted income/(loss) per share, as reported	$0.33	$(0.02)	$0.37	$(0.03)
Adjustment for legal settlement (benefit)/provision, net of taxes (1)	(0.04)	0.13	(0.04)	0.13
Non-GAAP diluted income per share	$0.29	$0.11	$0.33	$0.10
Weighted average basic shares outstanding	29,209	28,751	29,145	28,728
Weighted average diluted shares outstanding	29,681	28,923	29,567	28,912

(1) The effective tax rate applied for the three and six months ended August 4, 2018 was 26.4%. The effective tax rate applied for the three and six months ended July 29, 2017 was 39.7%.

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	August 4, 2018	July 29, 2017
Cash flows from operating activities
Net income/(loss)	$10,911	$(757)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	11,503	11,904
Stock-based compensation expense	1,127	1,195
Impairment of assets	786	451
Loss on disposal of assets	17	16
Gain on sales and maturities of marketable securities	(599)	(266)
Deferred income taxes	(203)	(364)
Changes in operating assets and liabilities:
Receivables	(6,830)	(2,840)
Merchandise inventories	(21,789)	(27,265)
Prepaid expenses and other assets	461	(280)
Accounts payable	21,571	24,116
Accrued expenses	4,688	(74)
Accrued compensation and benefits	1,273	575
Deferred rent	547	(2,617)
Deferred revenue	(1,513)	(926)
Net cash provided by operating activities	21,950	2,868
Cash flows from investing activities
Purchase of property and equipment	(6,668)	(6,954)
Purchases of marketable securities	(79,822)	(62,898)
Proceeds from marketable securities	84,678	52,082
Net cash used in investing activities	(1,812)	(17,770)
Cash flows from financing activities
Dividends paid	(29,067)	(20,080)
Proceeds from exercise of stock options	1,476	105
Taxes paid in lieu of shares issued for stock-based compensation	(111)	(101)
Payment of capital lease obligation	—	(449)
Net cash used in financing activities	(27,702)	(20,525)
Change in cash and cash equivalents	(7,564)	(35,427)
Cash and cash equivalents, beginning of period	53,202	78,994
Cash and cash equivalents, end of period	$45,638	$43,567

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beginning of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2017 Q2	222	—	1	221	1,690
2017 Q3	221	—	1	220	1,681
2017 Q4	220	2	3	219	1,668
2018 Q1	219	4	1	222	1,675
2018 Q2	222	4	—	226	1,698
Note: Total stores opened during the first quarter of fiscal 2018 includes three RSQ-branded, pop-up stores.

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com